Revett Announces US $5 Million Loan Agreement

SPOKANE VALLEY, WA – August 26, 2014 -- Revett Mining Company, Inc. (NYSE MKT:RVM / TSX:RVM) announced today that it has entered into a US $5.0 million loan agreement with a major equipment financing company. The agreement is collateralized by mobile and selected surface equipment at the Company’s wholly owned subsidiary, Troy Mine, Inc. and bears interest at 6.25% per annum. Existing capital equipment leases in the amount of US $356,740, now form part of the new 30 month loan agreement.

Advances from this loan agreement will be used to complete the ongoing I Bed development programs at the Troy Mine in northwest Montana. The Troy Mine is scheduled to resume limited commercial production in the fourth quarter of 2014; and, if development continues as planned, resume full planned production levels by mid-2015.

The company has mutually agreed to terminate, effective August 15, 2014, its existing US $20 million revolving credit facility with Societe Generale which was due to expire on December 31, 2014. The credit facility was not drawn upon. The company has no other debt, other than the debt incurred under the new loan agreement. As of August 26, 2014, the company had 39,153,989 common shares outstanding and 2,249,549 warrants to purchase common stock at an exercise price of US $1.00. These warrants expire on March 31, 2016.

John Shanahan, Revett’s President and CEO stated “This is another positive step in returning to full planned operating levels at our Troy Mine; and, to completing the permitting process for the Rock Creek project. This debt is manageable and our capital structure remains clean and intact. The opportunity to leverage the Company’s solid asset base demonstrates confidence in our future 12-year life-of-mine plan. This transaction was made possible by the excellent development work done to date by our employees at the Troy Mine and by our long and valued relationship with our equipment supplier.”

About Revett

Revett Mining Company, through its subsidiaries, owns and operates the Troy Mine in Lincoln County, Montana and development-stage Rock Creek Project located in Sanders County, Montana, USA. The proven reserves at the Troy Mine and significant resources at the Rock Creek project form the basis of Revett's plan to become a premier mid-tier base and precious metals producer.

John Shanahan
President and Chief Executive Officer

For more information, please contact:

Ken Eickerman, Chief Financial Officer or Monique Hayes, Corporate Secretary/Director Investor Relations at (509) 921-2294 or visit our website at www.revettmining.com.

Except for the statements of historical fact contained herein, the information presented in this news release may contain "forward-looking statements" within the meaning of applicable Canadian securities legislation and The Private Securities Litigation Reform Act of 1995. Generally, these forward looking statements can be identified by the use of forward-looking terminology such as "plans", "expects", or "does not expect", "is expected", "is not expected", "budget", "schedule", "estimates", "forecasts", "intends", "anticipates", " does not anticipate" or "believes" or variations of such words and phrases or state that certain actions, events or results "may", "could", "would", "might" or "will be taken", "occur" or "be achieved". Forward-looking statements contained in this news release include but are not limited to those relating to the possibility of resuming limited production in the fourth quarter of 2014 and full production by mid-2015, our ability to develop the I Bed deposit at Troy including having the financial capability to do so, as well as our ability to achieve a 12 year life-of-mine plan at Troy and permitting of Rock Creek. Forward looking statements are necessarily based upon a number of estimates and assumptions that, while considered reasonable by management, are inherently subject to significant business and economic uncertainties, risks and contingencies and those factors discussed in the section entitled "Risk Factors" in the Company’s Form 10-K filed on March 27, 2014 with the Securities and Exchange Commission (SEC) and also filed on SEDAR at www.sedar.com. Although the Company has attempted to identify important factors that could cause actual results to differ materially, there may be other factors that cause results not to be as anticipated, estimated or intended. There can be no assurance that such statements will prove to be accurate results and future events could differ materially from those anticipated in such statements. Accordingly, readers should not place undue reliance on forward-looking statements. Revett Mining Company, Inc. does not undertake to update any forward-looking statements except as required by applicable securities laws.